Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

ADC Therapeutics SA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Shares	457(c)	27,726,052 (2)	$2.855	$79,157,878.46	0.00015310	$12,119.07
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$79,157,878.46		$12,119.07
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$12,119.07

(1)       Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low sale prices for common shares as reported on the New York Stock Exchange on June 24, 2025.

(2)       Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the Registrant is also registering hereunder an indeterminate number of common shares that may be issued in connection with anti-dilution provisions or stock splits, stock dividends or similar transactions.